Exhibit 5.22

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (hereinafter referred to as the “Agreement”) is entered into by and between the following Parties in Beijing, China on May 26, 2023.

Party A: Aixin Times (Beijing) Enterprise Management Co., Ltd.

Party B: Beijing Xinshun Dingye Technology Co., Ltd.

Party A and Party B are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS:

1.

Party A is a limited liability company registered in the People’s Republic of China (hereinafter referred to as “China”) and has the necessary resources to provide technical business services and business consulting services;

2.

Party B is a domestic company registered in China, which, with the approval of relevant government authorities in China, can be engaged in such business as technology development,  technical services, technology promotion, technology transfer, technology consulting, etc. (projects subject to approval by law, can only carry out business activities after approval by the relevant departments, and the specific business projects are subject to the approval of the documents or licenses approved by the relevant departments，hereinafter referred to as the “Business Scope”).

3.

Party A agrees to make use of its advantages in manpower, technology and information to provide Party B with exclusive technical, business support, business consulting and other services within the Business Scope of Party B by Party A or its designee during the term of this Agreement, and Party B agrees to accept such exclusive services provided by Party A or its designee in accordance with the terms of this Agreement.

NOW, THEREFOR, Party A and Party B reach the following agreement through consultation:

1.	Provision of Services by Party

1.1

Pursuant to the terms and conditions of this Agreement, Party B hereby appoints Party A as its exclusive service provider to provide Party B with comprehensive business support, technical services and consulting services during the term of this Agreement, specifically including all services determined by Party A from time to time within the Business Scope of Party B, including but not limited to the following: technical services, network support, business consulting, license of intellectual property, leasing of equipment or office space, market consulting, system integration, product development and system maintenance.

1.2

Party B agrees to accept the consultation and services provided by Party A. Party B further agrees that, except with the prior written consent of Party A, Party B shall not accept any consultation and/or service provided by any third party and shall not cooperate with any third party in respect of the matters specified in this Agreement during the term of this Agreement. Party A may designate any other party (such designated party may sign the agreements specified in Article 1.3 hereof with Party B) to provide Party B with the consultation and/or services under this Agreement. For the avoidance of doubt, no provision of this Agreement shall prevent Party A in any way from providing consultation and services to a third party, and it is not required to notify Party B or obtain Party B’s consent for Party A’s provision of any consultation and services to a third party.

1.3	Ways of Providing Services

1.3.1

Party A and Party B agree that during the term of this Agreement, the Parties may directly or indirectly through their respective affiliates sign other technical service agreements and consulting service agreements to agree on the specific content, method, personnel and fees of specific technical services and consulting services.

1.3.2

For the purpose of performing this Agreement, Party A and Party B agree that during the term of this Agreement, the Parties may directly or indirectly through their respective affiliates sign a license agreement for intellectual property rights (including but not limited to: copyright, software, trademark, patent, patent application, know-how, trade secret and others), which shall allow Party B to use the relevant intellectual property rights of Party A/Party A’s designated party based on the business needs of Party B pursuant to the specific provisions thereof.

1.3.3

For the purpose of performing this Agreement, Party A and Party B agree that during the term of this Agreement, the Parties may directly or indirectly through their respective affiliates sign an equipment or plant leasing agreement, which shall allow Party B to use Party A’s relevant equipment or plant at any time based on Party B’s business needs.

1.3.4

For the avoidance of doubt, Party A has the absolute discretion to decide on whether to provide the consultation or services by itself or by its designated party, on whether or not to provide the consultation or services, and on the type, content, time, method and times of providing specific consultation or services. No failure of Party A to provide all consultation or services under Articles 1.3.1 to 1.3.3 shall constitute a breach of contract of Party A.

2.	Calculation and Payment Method of Service Fee

2.1	The Parties agree that Party A shall issue a bill to Party B on a quarterly basis according to the workload and commercial value of the technical services provided by it to Party B and pursuant to the price agreed by both Parties, and Party B shall pay the corresponding consulting service fee and other service fees to Party A or Party A’s designated party according to the date and amount specified in the bill. Party A has the right to adjust the standard of consulting service fee according to the quantity and content of the consulting service provided by it to Party B at any time, and the aforesaid adjustment shall take effect upon written notice to Party B.

2.2

Within fifteen (15) days after the end of each fiscal year, Party B shall provide Party A with the financial statements of that year and all the business records, business contracts and financial data required for the issuance of the financial statements. If Party A questions the financial information provided by Party B, it may appoint an independent accountant with good reputation to audit the relevant information, for which Party B shall cooperate.

3.	Intellectual Property Rights and Confidentiality

3.1

Party A shall have the exclusive and proprietary rights and interests in and to all rights, ownership, interests and intellectual property rights generated or created by the performance of this Agreement, including but not limited to copyright, patent, patent application, trademark, software, know-how, trade secret and others, whether developed by Party A or Party B. No license granted by Party A or the designated party of Party A to Party B to use the intellectual property rights shall be deemed as granting the ownership of the intellectual property rights to Party B, and the intellectual property rights developed by Party B based on Party A’s consultation or services shall belong to Party A.

3.2

The Parties acknowledge that any oral or written information exchanged by them in connection with this Agreement is confidential. Each Party shall keep all such information confidential and shall not disclose any relevant information to any third party without the written consent of the other Party, except those (a) which enters or will enter the public domain not due to the disclosure made by one of the receiving parties to the public; (b) which is required to be disclosed by the applicable law or the rules or requirements of any stock exchange; or (c) which is required to be disclosed by either Party to its legal or financial advisers in connection with the transactions contemplated by this Agreement, provided that such legal or financial advisers shall be subject to confidentiality obligations similar to those set forth in this Article. The disclosure of any confidential information by any employee or organization employed by either Party shall be deemed as the disclosure of such confidential information by such Party, and such Party shall be liable for breach of this Agreement. This Article shall survive, regardless of the termination of this Agreement for any reason.

3.3	The Parties agree that this Article shall survive, regardless of whether this Agreement is modified, rescinded or terminated.

4.	Representations and Warranties

4.1	Party A represents and warrants as follows:

4.1.1	Party A is a company duly registered and validly existing in accordance with the laws of China.

4.1.2

The execution and performance of this Agreement by Party A is within the scope of its legal personality and business operation; and Party A has taken all necessary corporate actions, has been duly authorized and has obtained the consent and approval of the third party and government agencies, and has not violated any law or other restrictions binding upon or affecting Party A.

4.1.3	This Agreement constitutes Party A’s legal, valid and binding obligations, which can be enforced against Party A in accordance with the terms of this Agreement.

4.2	Party B represents and warrants as follows:

4.2.1

Party B is a company duly registered and validly existing in accordance with the laws of China, which can be engaged in business within the business scope approved by the relevant governmental authorities of China.

4.2.2

The execution and performance of this Agreement by Party B is within the scope of its legal personality and business operation; and Party B has taken all necessary corporate actions, has been duly authorized and has obtained the consent and approval of the third party and government agencies, and has not violated any law or other restrictions binding upon or affecting Party B.

4.2.3	This Agreement constitutes Party B’s legal, valid and binding obligations, which can be enforced against Party B in accordance with the terms of this Agreement.

5.	Effectiveness and Term

5.1

This Agreement is entered into on the date first mentioned above and shall take effect as from that date. Unless terminated in advance in accordance with this Agreement or other agreements signed by both Parties, this Agreement shall be valid for 10 years. Upon the execution of this Agreement, both Parties shall review this Agreement every three months to decide whether to modify or supplement the provisions of this Agreement based on the actual situation at that time.

5.2

Prior to the expiration of this Agreement, the term of this Agreement can be extended upon the written confirmation of Party A. If Party A chooses to extend the term, the extended term shall be decided by Party A, and Party B shall unconditionally accept such extended term.

6.	Termination

6.1	Unless renewed in accordance with the relevant provisions of this Agreement, this Agreement shall terminate on the expiration date.

6.2

During the term of this Agreement, unless Party A has serious negligence or fraud against Party B, Party B shall not terminate this Agreement prior to the expiration date. However, Party A shall have the right to terminate this Agreement at any time by giving 30 days’ written notice to Party B.

6.3	Upon the termination of this Agreement, the rights and obligations of both Parties under Articles 3, 7 and 8 shall survive.

7.	Applicable Law and Dispute Resolution

7.1	The execution, effectiveness, interpretation, performance, modification and termination of this Agreement and the resolution of disputes under this Agreement shall be governed by the laws of China.

7.2

Where any dispute arises from the interpretation and performance of the provisions of this Agreement, both Parties shall negotiate in good faith to resolve the dispute. If the Parties fail to resolve such dispute within 30 days after any Party’s request to the other Party for resolving the dispute through negotiation, any Party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules then in effect. The arbitration shall be conducted in Beijing, and the language to be used in the arbitration shall be Chinese. The arbitration award shall be final and be binding on both Parties.

7.3

Where any dispute arises from the interpretation and performance of the provisions of this Agreement or any dispute is under arbitration, except for the disputed matter(s), both Parties hereof shall continue to exercise their respective rights and perform their respective obligations under this Agreement.

8.	Indemnification

Party B shall indemnify Party A and hold Party A harmless from any loss, damage, liability or expense suffered or incurred by Party A due to any lawsuit, claim or other demand against Party A arising from the consultation and services provided by Party A at Party B’s request, unless such loss, damage, liability or expense is caused by Party A’s gross negligence or intentional misconduct.

9.	Notice

9.1	All notices and other communications required or permitted to be given under this

Agreement shall be delivered by hand or sent by prepaid registered mail, by commercial express service or by fax to the contact address of the receiving Party. A further confirmation shall be sent by email for each notice. The date on which such notice shall be deemed to have been duly served shall be determined as follows:

9.1.1

if the notice is delivered by hand or sent by express service or by prepaid registered mail, it shall be deemed to have been duly served on the date of delivery or rejection at the designated receiving address of the notice; and

9.1.2	if the notice is sent by fax, it shall be deemed to have been duly served on the date of successful transmission (evidenced by the automatically generated transmission confirmation information).

9.2	Either party may change its address for receiving notice at any time by sending a notice to the other Party pursuant to the provisions of this Article.

10.	Transfer

10.1	Without the prior written consent of Party A, Party B shall not transfer its rights and obligations under this Agreement to any third party.

10.2	1Party B agrees that Party A may, by giving a prior written notice to Party B, transfer its rights and obligations under this Agreement to any third party without Party B’s consent.

11.	Severability

If one or more provisions of this Agreement are found to be invalid, illegal or unenforceable in any respect under any law or regulation, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any respect. The Parties shall negotiate in good faith to replace the invalid, illegal or unenforceable provisions with the effective provisions permitted by law and to the maximum extent expected by both Parties, of which the economic effect shall be similar to that of such invalid, illegal or unenforceable provisions as far as possible.

12.	Amendment and Supplement

Any amendment and supplement to this Agreement shall be made in writing. Any amendment agreement and supplementary agreement related to this Agreement signed by both Parties shall be an integral part of this Agreement and shall have the same legal effect as this Agreement.

13.	Language and Counterparts

This Agreement shall be written in Chinese and made in duplicate, each Party holds one counterpart, and each counterpart shall have the same legal effect.

——the following is signature page——

There is no text on this page, which is the signature page of the Exclusive Business Cooperation Agreement.

Party A:

Aixin Times (Beijing) Enterprise Management Co., Ltd. (Stamp)

/s/ Aixin Times (Beijing) Enterprise Management Co., Ltd.

Legal representative: /s/ Chen Chao

Party B:

Beijing Xinshun Dingye Technology Co., Ltd. (Stamp)

/s/ Beijing Xinshun Dingye Technology Co., Ltd.

Legal representative: /s/ Chen Chao